Exhibit 4.3

SENIOR SECURED NOTE

$[ ]	New York, New York [Date]

        FOR VALUE RECEIVED, the undersigned, a Delaware corporation having an address at 125 CambridgePark Drive, 4th Floor, Cambridge, MA 02140, hereby promises to pay to the order of [Noteholder], or assigns ("Lender"), at its offices located at [Address] or at such other place as the Lender may from time to time designate to the undersigned in writing, on April 14, 2006, or such earlier date as required hereunder, the sum of [Amount] at a rate per annum equal to eight percent (8%). In no event, however, shall interest hereunder be in excess of the maximum interest rate permitted by law.

        The obligations of the undersigned are secured in accordance with the terms of a Security Agreement (as amended, restated, modified and supplemented from time to time, the "Security Agreement") between the undersigned and Lender, dated September 6, 2005, by the pledge of certain Collateral, as defined in such Security Agreement. This Note is one of the Senior Secured Notes issued in connection with a financing of the undersigned aggregating $[                        ].

        A.    Prepayment; Conversion:

          1.     This Note may be prepaid without premium or penalty, in whole or in part.

          2.     In the event the undersigned completes an equity financing with gross proceeds in excess of $2,000,000 on or before April 14, 2006, this Note, including without limitation all accrued interest and other obligations under this Note, shall automatically be surrendered in payment for a subscription for securities sold in such financing and in exchange for such securities as if purchased for cash in the amount of all such obligations.

        B.    Default; Remedy.    If any one or more of the following events of default (each, an "Event of Default") shall occur, that is to say:

          1.     default shall be made in the payment of any principal or interest of this Note when the same shall become due and payable, whether at maturity, by acceleration, by notice of intention to prepay or otherwise;

          2.     any obligation of the undersigned other than its obligations to Lender hereunder becomes or is declared to be due and payable and shall not have been paid within thirty (30) days, except for delays in payment of the Company's accounts payable as listed in Schedule 1 attached hereto;

          3.     the undersigned shall become unable to pay its debts as they mature, seek to auction all or a substantial portion of its assets, make a general assignment for the benefit of creditors, commence or cause to be commenced a meeting of his creditors or take advantage of any of the insolvency laws, or a case is commenced or a petition in bankruptcy or for an arrangement or reorganization under the Federal Bankruptcy Code (i) is filed against the undersigned, or (ii) is filed by the undersigned, or a custodian or receiver (or other court designee performing the functions of a receiver) is appointed for or takes possession of the undersigned's assets or affairs, or an order for relief in a case commenced under the Federal Bankruptcy Code is entered;

          4.     any judgment or judgments against the undersigned or its property for any amount remains unpaid, undischarged, unsatisfied, unbonded or undismissed for a period of ten (10) days, or a levy, sequestration or attachment against the undersigned or his property for any amount remains unpaid, undischarged, unstayed, unsatisfied or undismissed for a period of ten (10) days;

          5.     any guaranty of the obligations of the undersigned to Lender is terminated or breached, or if any guarantor of the obligations of the undersigned to the Lender attempts to terminate, challenge the validity of, or its liability under, any such guaranty or similar agreement, or the undersigned terminates any guaranty which he has given to Lender to secure the indebtedness of any third party; or

          6.     any event of default shall occur under any agreement between Lender and the undersigned, including without limitation the Security Agreement, which is not cured within any applicable grace period, then this Note (x)(i) upon the occurrence of an Event of Default pursuant to subsection 3 of this Section (B) shall immediately become due and payable, without notice; and (ii) upon the occurrence of any other Event of Default, shall become due and payable, upon delivery of written notice of such Event of Default by Lender to the undersigned, in each case together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof; and (y) shall bear interest at a rate of interest per annum equal to fifteen percent (15%). To the extent permitted by applicable law interest shall accrue with respect to interest that is due and not paid.

        C.    Governing Law.    This Note is being delivered in the State of New York, and shall be construed and enforced in accordance with the laws of such State. Any judicial proceeding by the undersigned against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Note, shall be brought only in federal or state court located in the City of New York, State of New York. Any judicial proceeding brought against the undersigned with respect to this Note may be brought in any court of competent jurisdiction in the City of New York, State of New York, United States of America, and, by execution and delivery of this Note, the undersigned accepts, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note or any related agreement. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against the undersigned in the courts of any other jurisdiction. The undersigned waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

        D.    Waiver of Jury Trial.    THE UNDERSIGNED EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.

        E.    Notices.    All notices required hereunder shall be given in the manner set forth in the Security Agreement.

        The undersigned expressly waives any presentment, demand, protest, notice of protest, or notice of any kind.

LIGHTSPACE CORPORATION
By:
, Authorized Signatory